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                                                                     EXHIBIT 4.1

                       FIDELITY NATIONAL FINANCIAL, INC.

                             1991 STOCK OPTION PLAN

     1. Purpose. The purpose of the Fidelity National Financial, Inc. 1991 Stock Option Plan (the "Plan") is to encourage outstanding individuals to accept or continue employment with Fidelity National Financial, Inc. (the "Company") and its subsidiaries and to furnish maximum incentive to such employees to improve operations and increase profits by providing such employees opportunities to acquire shares of the Company's common stock ("Common Stock") on the terms herein provided.

     2. Administration. The Plan will be administered by a committee of the Board of Directors of the Company consisting of not less than three non-employee directors, as the Board may designate from time to time, all of whom qualify as disinterested persons within the meaning of SEC Regulation sec. 240.16b-3(c)(2)(i). Subject to the provisions of the Plan and such other policies with respect thereto as may be established from time to time by the Board, the Committee shall determine the individuals to whom options are to be granted hereunder and the terms and conditions of such options. The Committee shall also interpret the Plan, prescribe, amend, and rescind rules and regulations relating thereto, and make all other determinations necessary or advisable for the administration of the Plan, all in accordance with the terms of the Plan and the best interests of the Company and its stockholders. A majority of members of the Committee shall constitute a quorum and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

     3. Participants. Options may be granted to officers and key employees of the Company or any or all of its present or future subsidiaries, such key employees being those employees who in the judgment of the Committee are in a position to substantially contribute to the success of the Company and its subsidiaries. A director of the Company or of a subsidiary who is not also an employee of the Company or of a subsidiary shall not be eligible to receive an option hereunder.

     4. Shares Reserved Under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 2,275,000 shares of Common Stock, which may be newly issued or treasury shares. Any shares subject to a stock option may thereafter be subject to a new option under this Plan if there is a lapse, expiration, or termination of any such option prior to the issuance of shares thereunder.

     5. Option Terms. The options granted hereunder will constitute non-qualified stock options and will be subject to the following terms and conditions:

          (a) Option Period. Options granted under the Plan shall be exercisable in such installments and for such periods as may be fixed by the Committee at the time of grant, but in no event shall any stock options extend for a period in excess of twelve years from the date of grant.

          (b) Option Price. Options granted hereunder shall have such per-share option price as the Stock Option Committee may determine at the date of grant. Such option price may be less than the fair market value of the Common Stock at the date of grant to reflect the application of the optionee's deferred bonus. The Committee, in its discretion, may also provide reductions in the option price during the option term to reflect decreases in the fair market value of the stock and to encourage holding of options by participants.

          (c) Nontransferability. Each option granted under the Plan shall not be transferable by the optionee other than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee. In the event of the death of an optionee during employment or within three months after termination of employment, any option granted to the optionee shall be exercisable only within one year after the date of death (but not beyond the original exercise period for such option) and then only by the executor or administrator of the estate of the deceased optionee or the person or persons to whom the deceased optionee's rights under the option shall pass by will or the laws of

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     descent and distribution and only to the extent that the deceased optionee was entitled to exercise at the date of death.

          (d) Termination of Employment. In the event that the employment of an optionee shall be terminated other than by death, any outstanding options shall be exercisable for a period of three months after the date of termination but only within the original exercise period for such option. Options shall not be affected by any change in employment so long as the optionee continues to be an employee of the Company or a current or future subsidiary. Nothing in the Plan or in any option granted hereunder shall confer on any employee any right to continue in the employ of the Company or any subsidiary or to interfere with the right of the Company or any such subsidiary to terminate employment at any time.

          (e) Exercise. Exercise of the option hereunder shall be accompanied by payment in cash of the exercise price and any taxes required to be withheld in connection with exercise. The purchase price and any required taxes may also be paid by the delivery of shares of Common Stock then owned by the participant valued by the Company on the date of delivery. The Committee may also allow an optionee to elect to pay all or a portion of any required taxes by having the Company withhold shares of Common Stock having a fair market value equal to the amount of taxes required to be withheld.

     6. Future Adjustment Provisions.

          (a) If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (by stock dividend, stock split, or similar transaction), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding option shall be adjusted so that the aggregate consideration payable to the Company and the value of each option shall not be changed.

          (b) In the case of any merger, consolidation or combination of the Company with or into another corporation other than a merger, consolidation, or combination in which the Company is the continuing corporation and which does not result in the outstanding Common Stock being converted into or exchanged for different securities, cash, or other property, or any combination thereof (an "Acquisition"), any optionee shall have the right (subject to the provisions of the Plan and any limitations applicable to the option) thereafter and during the term of the option to receive upon exercise thereof the acquisition consideration receivable upon such Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of the option or portion thereof, as the case may be, immediately prior to such Acquisition.

     7. Other Provisions. Any option granted under the Plan may also be subject to such other provisions as the Committee determines appropriate, including provisions to comply with federal and state securities laws, and understandings, or conditions as to the optionee's employment in addition to those specifically provided under the Plan.

     8. Duration, Amendment, and Termination. No option shall be granted more than ten years after the adoption of this Plan; provided, however, that the terms and conditions applicable to any option granted within such period may thereafter be amended or modified by mutual agreement between the Company and the optionee or such other persons as may then have an interest therein. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall adversely affect any outstanding option without the optionee's consent.

     9. Stockholder Approval. This Plan was adopted by the Board of Directors on March 19, 1991, subject to stockholder approval which was obtained on July 15, 1992.

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